Exhibit 99.1

August 10, 2006

Mr. Charles E. Williams
[Address Omitted]
[Address Omitted]

Dear Charles:

On behalf of Teleflex Incorporated, it is my pleasure to present this offer for the position of Corporate Controller, Teleflex Incorporated, reporting to Martin Headley, Executive Vice President and Chief Financial Officer, Teleflex Incorporated. The position will be based at the Teleflex corporate headquarters in Limerick, PA. You will be required to travel both domestically and internationally as required to accomplish your job duties, though it is not anticipated that this would exceed 15% of your time. You will also be required to sign a non-compete agreement. The starting salary for this position is $210,000.00 annually, plus a $600 per month car allowance. Your start date will be on or about August 28, 2006, exact date to be determined with Martin Headley. You will also receive a Company paid relocation to move your family from Brentwood, TN to the Limerick, PA area. You may be required to repay all relocation amounts paid to you if you should voluntarily leave Teleflex within one year of your start date.

In addition to your salary, you will be considered for participation in the Performance Participation Plan with a target payout of 35% of base salary. The range of payments could be from 0 to 70% of base salary under this plan based on the Company’s ability to meet or exceed its financial targets and your personal performance against established objectives. This Plan is designed to provide an annual cash incentive award to eligible exempt employees who meet or exceed certain performance criteria. We will provide you more details of the Plan in your personal orientation. Any amount earned under the Plan for the 2006 performance year will be pro-rated, based on your 2006 base salary earnings.

You will be eligible for a stock option grant to purchase 5000 shares of Teleflex Stock. Your Option grant is subject to the approval at a future meeting of the Compensation Committee of the Teleflex Board of Directors after your date of employment. The Option Price will be the fair market value, as defined by the Plan, of the Company’s Common Stock on the date the Option is granted. Your Stock Options will have a three year vesting period with the first one-third becoming exercisable one year from date of grant. You may also be eligible for future grants based on your performance and the company’s financial performance.

We are proud of the benefits offered to our employees. In addition to the standard life insurance benefit of 1.5 times base salary(capped at $300,000.00) at no cost to you, we are pleased to offer you, as a key executive, an additional $300,000.00 of group life insurance with the premiums paid by the Company. The Long Term Disability and Short Term Disability benefits are also provided by the company at no cost to you. As a key member of management, you will also be eligible to participate in the Teleflex Deferred Compensation Plan. You will receive three weeks of vacation annually until such time as you are eligible for more under the vacation policy. A brief Benefits Summary has been included with this offer letter. We will review all of the benefit plans and options with you in greater detail as part of your personal orientation program.

This offer is contingent upon your satisfactory completion of a drug screen and background check including references and any requested school transcripts. Before beginning work at Teleflex Incorporated you will be required to sign our employment agreement covering patents, inventions, and the treatment of confidential information.

Please sign and return the enclosed duplicate copy of this letter to confirm your acceptance of our offer.

If you have any questions regarding our offer, please do not hesitate to contact me at (610) 948-2865.

Martin Headley and I would like to welcome you to Teleflex.

Sincerely,

/s/ Clark Handy
Clark Handy
Executive Vice President, Human Resources

cc:	Jeff Black Lynn Petrulio Martin Headley

Accepted: /s/ Charles E. Williams	Date: 8/14/2006